Exhibit 28.i
August 29, 2011
Advisers Investment Trust
4041 No. High Street, Suite 402
Columbus, OH 43214

Re:	Opinion and Consent
     Ladies and Gentlemen:
     This letter is in response to your request for our opinion in connection with the filing of Pre-Effective Amendment No. 1 to the Registration Statement, File Nos. 333-173080 and 811-22538 (the “Registration Statement”), of Advisers Investment Trust (the “Trust”).
     We have examined a copy of the Trust’s Declaration of Trust, the Trust’s By-laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.
     Based upon the foregoing, we are of the opinion that, after Pre-Effective Amendment No. 1 is effective for purposes of applicable federal and state securities laws, the shares of Independent Franchise Partners US Franchise Equity Fund (the “Fund”), a series of the Trust, if issued in accordance with the then current Prospectus and Statement of Additional Information of the Funds, will be legally issued, fully paid and non-assessable.
     We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Pre-Effective Amendment No. 1 to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.
     Very truly yours,
     Thompson Hine LLP
MVW/DSM

THOMPSON HINE llp	41 South High Street	www. ThompsonHine.com
Attorneys at Law	Suite 1700	Phone 614.469.3200
	Columbus, Ohio 43215-6101	Fax 614.469.3361